                   TO OUR STOCKHOLDERS, CUSTOMERS AND FRIENDS

FirsTier Financial, Inc., reported record net income of $15,009,000 for the third quarter of 1995, an increase of 8.20 percent over net income of $13,872,000 in the same period of 1994. [Logo] For the first nine months, earnings were $42,645,000, a 2.90 percent increase over the $41,444,000 earned in the same period of 1994. On a per share basis, earnings were $.80 for the third quarter and $2.28 for the first nine months, compared to $.73 and $2.18 for the same periods last year, an increase of 9.59 percent and 4.59 percent, respectively. [Logo] The acquisition of the Cornerstone Bank Group on January 3, 1995, has been accounted for as a pooling of interests. As a result, all financial results for 1994 and prior periods have been restated. [Logo] Net interest income was $33.1 million for the third quarter, compared to $33.3 million for the same period last year. Net interest margin was 4.37 percent, compared to 4.53 percent for the third quarter of 1994. [Logo] Non-interest income increased $129,000, or .89 percent from the third quarter of 1994. Non-interest expense in the third quarter decreased $1,673,000, or 5.87 percent, compared to the same period in 1994. Non-interest expense in the third quarter of 1995 reflects a one-time pretax credit of approximately $1.5 million from the Federal Deposit Insurance Agency, representing a refund on a portion of fees paid by FirsTier Bank to the FDIC in the second and third quarters of 1995. [Logo] Under-performing assets on September 30, 1995 totaled $12.1 million, or
 .55 percent of total loans and other real estate, compared to $14.5 million, or .71 percent of total loans and other real estate on September 30, 1994.
Under-performing assets consist of non-accrual loans and leases, loans 90 days past due and still accruing interest, restructured loans, other real estate owned and repossessed assets. [Logo] On August 7, 1995, FirsTier Financial, Inc., and first Bank System, Inc., announced plans for First Bank System to acquire FirsTier Financial. First Bank System will exchange .8829 shares of First Bank System common stock for each share of FirsTier Financial, Inc., common stock. [Logo] First Bank System is the leading bank in Minnesota and a major player in a region stretching from Illinois to Wyoming. Our customers will benefit from their major investment in technology and innovative services including a broad array of mutual funds. This purchase gives our stockholders an attractive price, at approximately 1.9 times book value as of June 30, and it gives stockholders ownership in a company with an excellent track record in growing shareholder value. [Logo] An application for the merger has been filed with the Federal Reserve Board, and a proxy statement/ prospectus has been filed with the Securities and Exchange Commission. Pending regulatory approval, we expect to mail proxies to FirsTier stockholders in December announcing a special stockholders' meeting in January, 1996. Subject to regulatory and stockholders' approvals, the acquisition is expected to be completed early in the first quarter of 1996.

Sincerely,

/s/ David A. Rismiller
----------------------------------------------------
David A. Rismiller
CHAIRMAN OF THE BOARD AND
CHIEF EXECUTIVE OFFICER

                                     [LOGO]

FIRSTIER FINANCIAL, INC.                                                       2
--------------------------------------------------------------------------------

BOARD OF DIRECTORS

JAMES P. ABEL
PRESIDENT
NEBCO, Inc.

DUANE W. ACKLIE**
CHAIRMAN
Crete Carrier Corporation

LAWRENCE J. ARTH
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
Ameritas Life Insurance Corporation

RICHARD K. DAVIDSON
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
Union Pacific Railroad Company

J. ROBERT DUNCAN
CHAIRMAN
Duncan Aviation, Inc.

STEVEN H. DURHAM
CHAIRMAN
Global Resources, Ltd. L.L.C.

CHARLES F. HEIDER**
GENERAL PARTNER
Heider-Weitz Partnership

JACK R. MCDONNELL**
EXECUTIVE VICE PRESIDENT
AND CHIEF OPERATING OFFICER
FirsTier Financial, Inc.

DAVID A. RISMILLER**
CHAIRMAN OF THE BOARD, PRESIDENT AND
CHIEF EXECUTIVE OFFICER
FirsTier Financial, Inc.

WALTER SCOTT, JR.*
PRESIDENT AND CHAIRMAN OF THE BOARD
Peter Kiewit Sons', Inc.

THOMAS J. SKUTT
CHAIRMAN OF THE BOARDS AND
CHIEF EXECUTIVE OFFICER
Mutual of Omaha Insurance Companies

DR. L. DENNIS SMITH
PRESIDENT
University of Nebraska

*  Chairman of the Executive Committee, Board of Directors
** Member of the Executive Committee, Board of Directors

PRINCIPAL CORPORATE OFFICERS

DAVID A. RISMILLER**
CHAIRMAN OF THE BOARD, PRESIDENT
AND CHIEF EXECUTIVE OFFICER

JACK R. MCDONNELL**
EXECUTIVE VICE PRESIDENT AND
CHIEF OPERATING OFFICER

DWAIN C. CARLSON
VICE PRESIDENT AND DIRECTOR OF
CORPORATE ASSET LIABILITY MANAGEMENT

THOMAS B. FISCHER
VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL

DAVID F. GRIEBEL
VICE PRESIDENT AND DIRECTOR OF MARKETING

AARON C. HILKEMANN
VICE PRESIDENT AND DIRECTOR OF
FINANCIAL OPERATIONS

MARK J. MATTHES
VICE PRESIDENT AND DIRECTOR OF OPERATIONS

JOHN F. MOCK
VICE PRESIDENT AND DIRECTOR OF
HUMAN RESOURCES

                                     [LOGO]

FINANCIAL HIGHLIGHTS                                                           3
--------------------------------------------------------------------------------

                                 FOR THE THREE MONTHS ENDED          FOR THE NINE MONTHS ENDED
                                        SEPTEMBER 30                        SEPTEMBER 30
                                                    PERCENTAGE                           PERCENTAGE
                                1995       1994       CHANGE        1995        1994       CHANGE
                              ---------  ---------  ----------   ----------  ----------  ----------
INCOME AND DIVIDENDS
 ($ IN THOUSANDS)
  Net Income................  $  15,009     13,872       8.2%    $   42,645      41,444       2.9%
  Cash Dividends Declared...      5,556      4,429      25.4         15,886      13,382      18.7
PER SHARE
  Net Income................        .80        .73       9.6           2.28        2.18       4.6
  Cash Dividends Declared...        .30        .26      15.4            .86         .78      10.3
FINANCIAL INFORMATION
 ($ IN THOUSANDS)
  Average Assets............  3,583,635  3,457,011       3.7      3,578,841   3,426,205       4.5
  Average Loans and
   Leases...................  2,175,473  2,024,936       7.4      2,172,554   1,983,521       9.5
  Average Deposits..........  2,820,177  2,692,149       4.8      2,799,288   2,707,833       3.4
  Average Stockholders'
   Equity...................    369,076    340,229       8.5        358,011     337,145       6.2
  Book Value Per Share
   (At September 30)........                                          20.30       18.43      10.1
  Market Value Per Share
   (At September 30)........                                          41.13       33.00      24.6
RATIOS
  Return on Average
   Assets...................       1.66%      1.60       3.8           1.59        1.62      (1.9)
  Return on Average
   Equity...................      16.13      16.18      (0.3)         15.93       16.44      (3.1)
  Average Equity to
   Assets...................      10.30       9.84       4.7          10.00        9.84       1.6
  Tier 1 Leverage...........                                          10.06        9.71       3.6
  Net Interest Margin.......       4.37       4.53      (3.5)          4.46        4.68      (4.7)
OTHER INFORMATION
  Number of Shares..........                                     18,521,382  18,591,020      (0.4)
  Number of Stockholders....                                          2,045       2,063      (0.9)

                                     [LOGO]

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited) ($ in thousands, except per share amounts)                         4
--------------------------------------------------------------------------------

                                                                          THREE MONTHS ENDED    NINE MONTHS ENDED
                                                                             SEPTEMBER 30          SEPTEMBER 30
                                                                           1995       1994       1995       1994
                                                                         ---------  ---------  ---------  ---------
INTEREST INCOME
  Interest and fees on loans and leases
    Taxable............................................................  $  47,723     40,528    141,486    116,304
    Nontaxable.........................................................        455        479      1,366      2,115
  Interest on securities
    Taxable............................................................      9,679     10,913     29,047     34,413
    Nontaxable.........................................................      6,172      5,173     18,010     15,240
  Interest on federal funds sold and resale agreements.................      1,549      1,317      5,093      2,882
                                                                         ---------  ---------  ---------  ---------
    Total interest income..............................................     65,578     58,410    195,002    170,954
                                                                         ---------  ---------  ---------  ---------
INTEREST EXPENSE
  Interest on deposits
    Savings and interest checking......................................      5,895      4,817     16,326     14,354
    Time...............................................................     21,642     15,846     62,023     45,063
  Interest on short-term and FHLB borrowings...........................      4,653      4,097     15,279      9,287
  Interest on long-term debt...........................................        292        305        881        918
                                                                         ---------  ---------  ---------  ---------
    Total interest expense.............................................     32,482     25,065     94,509     69,622
                                                                         ---------  ---------  ---------  ---------
    NET INTEREST INCOME................................................     33,096     33,345    100,493    101,332
Provision for loan and lease losses....................................        269        370        807     (1,220)
                                                                         ---------  ---------  ---------  ---------
    NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES......     32,827     32,975     99,686    102,552
                                                                         ---------  ---------  ---------  ---------
NON-INTEREST INCOME
  Trust services.......................................................      4,188      4,126     12,557     12,145
  Service charges on deposit accounts..................................      4,363      3,813     12,758     11,647
  Credit card fees.....................................................      2,658      2,562      7,309      6,842
  Securities gains, net................................................         (9)        --          1        212
  Other................................................................      3,403      3,973      9,824     10,868
                                                                         ---------  ---------  ---------  ---------
    Total non-interest income..........................................     14,603     14,474     42,449     41,714
                                                                         ---------  ---------  ---------  ---------
NON-INTEREST EXPENSE
  Salaries and benefits................................................     14,183     13,524     42,200     41,184
  Premises and equipment...............................................      3,566      3,824     10,742     11,368
  Data processing fees.................................................      1,280      1,383      3,867      4,090
  Credit card processing expense.......................................      1,527      1,340      4,265      4,069
  Amortization of goodwill.............................................        464        382      1,323      1,188
  Other................................................................      5,807      8,047     21,575     25,771
                                                                         ---------  ---------  ---------  ---------
    Total non-interest expense.........................................     26,827     28,500     83,972     87,670
                                                                         ---------  ---------  ---------  ---------
    Income before income tax expense...................................     20,603     18,949     58,163     56,596
    Income tax expense.................................................      5,594      5,077     15,518     15,152
                                                                         ---------  ---------  ---------  ---------
NET INCOME.............................................................  $  15,009     13,872     42,645     41,444
                                                                         ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------
NET INCOME PER SHARE...................................................  $     .80        .73       2.28       2.18
                                                                         ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------

          See accompanying notes to consolidated financial statements

                                     [LOGO]

CONSOLIDATED BALANCE SHEETS
September 30, (Unaudited) ($ in thousands)                                     5
--------------------------------------------------------------------------------

                                                                                                      1995         1994
                                                                                                  ------------  ----------
ASSETS
Cash and due from banks.........................................................................  $    208,242     235,413
Federal funds sold and securities purchased under resale agreements.............................        97,050     151,435
Securities available for sale (amortized cost $255,241 in 1995 and $285,919 in 1994)............       261,411     282,397
Investment securities (market value $755,303 in 1995 and $695,291 in 1994)......................       740,843     707,527
Loans and leases, net...........................................................................     2,139,076   2,002,883
Premises and equipment..........................................................................        50,435      49,828
Accrued interest receivable.....................................................................        35,082      31,943
Other assets....................................................................................        53,283      56,014
                                                                                                  ------------  ----------
  TOTAL ASSETS..................................................................................  $  3,585,422   3,517,440
                                                                                                  ------------  ----------
                                                                                                  ------------  ----------
LIABILITIES
Deposits
  Demand, non-interest-bearing..................................................................  $    470,703     455,615
  Savings and interest checking.................................................................       867,832     855,757
  Time..........................................................................................     1,437,124   1,313,103
                                                                                                  ------------  ----------
  TOTAL DEPOSITS................................................................................     2,775,659   2,624,475
Short-term borrowings...........................................................................       205,543     339,630
Federal Home Loan Bank borrowings...............................................................       156,500     148,715
Other liabilities...............................................................................        59,934      49,685
Long-term debt..................................................................................        11,773      12,324
                                                                                                  ------------  ----------
  TOTAL LIABILITIES.............................................................................     3,209,409   3,174,829
                                                                                                  ------------  ----------
STOCKHOLDERS' EQUITY
Preferred stock -- $30 par value; authorized 2,000,000 shares...................................            --          --
Common stock -- $5 par value; authorized 40,000,000 shares; issued and outstanding 18,822,202
 shares in 1995 and 18,927,195 shares in 1994...................................................        94,111      94,073
Surplus.........................................................................................         5,432      10,345
Retained earnings...............................................................................       282,621     251,202
Net unrealized securities gains (losses)........................................................         3,824      (2,285)
                                                                                                  ------------  ----------
                                                                                                       385,988     353,335
Less treasury stock, at cost 300,820 shares in 1995 and 336,175 shares in 1994..................         9,975      10,724
                                                                                                  ------------  ----------
  TOTAL STOCKHOLDERS' EQUITY....................................................................       376,013     342,611
                                                                                                  ------------  ----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................................................  $  3,585,422   3,517,440
                                                                                                  ------------  ----------
                                                                                                  ------------  ----------

          See accompanying notes to consolidated financial statements

                                     [LOGO]

OTHER FINANCIAL INFORMATION                                                    6
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF
RETAINED EARNINGS
Nine Months Ended September 30 (Unaudited)
($ IN THOUSANDS)

                                       1995        1994
                                    ----------  ----------
BALANCE AT JANUARY 1..............  $  255,862     252,092
Net Income........................      42,645      41,444
Cash dividends declared...........      15,886      13,382
  ($.86 and $.78 per share in 1995
   and 1994, respectively)........
Less transfer to Surplus..........          --      28,952
                                    ----------  ----------
BALANCE AT SEPTEMBER 30...........  $  282,621     251,202
                                    ----------  ----------
                                    ----------  ----------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) On August 7, 1995, FirsTier and First Bank System announced First Bank System's intention to acquire FirsTier. Under terms of the agreement, FirsTier shareholders will receive .8829 shares of First Bank System stock for each FirsTier share held. Pending regulatory and shareholder approval, the transaction is expected to be consummated in the first quarter of 1996.

(2) On January 3, 1995, FirsTier acquired Cornerstone Bank Group, Inc. in a transaction accounted for as a pooling of interests. In connection with this acquisition, FirsTier issued 1,555,075 shares in exchange for 100% of the outstanding shares of Cornerstone Bank Group, Inc. All prior period financial information has been restated to reflect this acquisition.

(3) On April 1, 1995, FirsTier acquired all of the outstanding shares of First Continental Financial, Inc., the holding company of River City National Bank, which had assets of approximately $41 million. River City National Bank operated in three locations in west Omaha, Nebraska, and are now branches of FirsTier Bank, N.A., Omaha. This acquisition has been accounted for as a purchase transaction.

(4) Certain accounts in the financial statements of the prior year have been reclassified to conform with current year presentation. Such reclassifications had no effect on net income.

ALLOWANCE FOR LOAN AND LEASE LOSSES
($ IN THOUSANDS)

                                           1995     1994
                                          -------  ------
BALANCE AT JANUARY 1....................  $53,250  54,345
Addition due to acquisition.............      290      --
Provision for credit losses.............      807  (1,220)
Losses charged off......................    4,608   3,669
Recoveries on amounts charged off.......    2,325   3,816
                                          -------  ------
BALANCE AT SEPTEMBER 30.................  $52,064  53,272
                                          -------  ------
                                          -------  ------
Allowance as a percentage of loans and
 leases.................................     2.38%   2.59
Net charge-offs as a percentage of
 average loans and leases...............      .11%   (.01)

UNDER-PERFORMING ASSETS
($ IN THOUSANDS)

SEPTEMBER 30                               1995     1994
                                          -------  ------
Non-accrual loans and leases............  $ 9,053  11,091
Loans ninety days past due and
 accruing...............................    1,580   1,397
Restructured loans......................       18     543
Other real estate owned.................    1,312   1,377
Repossessed assets......................      154     109
                                          -------  ------
TOTAL UNDER-PERFORMING ASSETS...........  $12,117  14,517
                                          -------  ------
                                          -------  ------

Under-performing assets as a
 percentage of loans, leases, other
 real estate owned and repossessed
 assets.................................      .55%    .71
                                          -------  ------
                                          -------  ------

                                     [LOGO]

ANALYSIS OF NET INTEREST INCOME
(TAX EQUIVALENT BASIS) ($ IN THOUSANDS)                                        7
--------------------------------------------------------------------------------

                                                                         THREE MONTHS ENDED        NINE MONTHS ENDED
                                                                            SEPTEMBER 30              SEPTEMBER 30
                                                                          1995         1994         1995         1994
                                                                      ------------  ----------  ------------  ----------
Net interest income.................................................  $     36,040      35,863       109,078     109,025
Average earning assets..............................................     3,274,896   3,143,766     3,270,364   3,115,985
Average interest-bearing liabilities................................     2,667,439   2,569,353     2,672,837   2,539,534
Yield on earning assets.............................................          8.30%       7.69          8.32        7.67
Cost of interest-bearing liabilities................................          4.83        3.87          4.73        3.67
Net interest margin.................................................          4.37        4.53          4.46        4.68
Net interest rate spread............................................          3.47        3.82          3.59        4.00
Interest-bearing liabilities to interest-earning assets.............         81.45       81.73         81.73       81.50

STOCKHOLDERS' INFORMATION
STOCK DATA

                                                      DIVIDENDS
                                                      DECLARED
  YEAR     PERIOD              HIGH        LOW        PER SHARE
---------  ----------------  ---------  ---------  ---------------
1994       First Quarter         33.17      28.00           .26
           Second Quarter        31.83      29.33           .26
           Third Quarter         35.00      31.00           .26
           Fourth Quarter        33.00      30.00           .26
1995       First Quarter         33.50      29.50           .26
           Second Quarter        37.50      32.75           .30
           Third Quarter         41.13      36.00           .30

The common stock of FirsTier Financial, Inc. (FRST) is traded on the Over-the-Counter Market and is quoted on the NASDAQ National Market System.

CORPORATE OFFICE

The Corporate Office is located at 1700 Farnam Street, P.O. Box 3443, Omaha, Nebraska 68103-0443. The telephone number is (402) 348-6000.

FORM 10Q

A copy of the third quarter report to the Securities and Exchange Commission (Form 10Q) may be obtained without charge by written request to the Director of Marketing at the Corporate Office.

INDEPENDENT PUBLIC ACCOUNTANTS

The independent public accountants of FirsTier Financial, Inc. are Arthur Andersen LLP, Omaha, Nebraska.

TRANSFER AGENT

Stockholder inquiries may be directed to:
State Street Bank and Trust Company
Securities Transfer Services Department
P.O. Box 8204
Boston, MA 02266
Telephone: (800) 257-1770
8:00 a.m. to 6:00 p.m.
(Eastern Time)

                                     [LOGO]

    [LOGO]
----------------------------------
    1700 FARNAM STREET
    P.O. BOX 3443
    OMAHA, NEBRASKA
    68103-0443

    [LOGO]
----------------------------------------------------
                     T H I R D  Q U A R T E R   R E P O R T

                                     [LOGO]
------------------------------------------
                               SEPTEMBER 30, 1995